                                                                  Exhibit (c)(i)

                        PRINCIPAL UNDERWRITING AGREEMENT

     This UNDERWRITING AGREEMENT made as of the 1st day of May, 1999, by and between Walnut Street Securities, Inc. (hereinafter "the Underwriter") and Security Equity Insurance Company (hereinafter "the Insurance Company"), on its own behalf and on behalf of the Insurance Company's Separate Account(s) (hereinafter "the Accounts"), as may be established and approved by the New York Insurance Department from time to time.

                             WITNESSETH as follows:

     WHEREAS, the Accounts shall be established under authority of a resolution of the Insurance Company's Board of Directors, in order to set aside and invest assets attributable to certain flexible premium variable life policies (hereinafter "Policies") issued by the Insurance Company;

     WHEREAS, such Accounts shall be registered or exempt from registration as unit investment trusts or managed investment companies under the Investment Company Act of 1940 (the "Investment Company Act") and the Policies shall be registered or exempt from registration under the Securities Act of 1933;

     WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and is registered as a broker/dealer under the laws of the State of New York; and

     WHEREAS, the Insurance Company and the Accounts desire to have Policies sold and distributed through the Underwriter and the Underwriter is willing to sell and distribute such Policies under the terms stated herein;

     NOW, THEREFORE, the parties hereto agree as follows:

         1. The Insurance Company grants to the Underwriter the right to be, and the Underwriter agrees to serve as distributor and principal underwriter of the Policies during the term of this Agreement. The Underwriter agrees to use its best efforts to solicit applications for the Policies at its own expense, and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Policies.

         2. All premiums for Policies shall be remitted promptly to the Insurance Company in full together with appropriate application forms and any other required documentation. Checks or money orders in payment of premiums shall be drawn to the order of "Security Equity Life Insurance Company".

         3. The Underwriter agrees to offer the Policies for sale in accordance with the prospectus or private placement memorandum for them then in effect. The Underwriter is not authorized to give any information or to make any representations concerning the Policies other than those contained in the current prospectus filed with the SEC, in the private placement memorandum, or in such sales literature as may be developed and authorized by the Insurance Company in conjunction with the Underwriter.

         4. On behalf of the Accounts, the Insurance Company shall furnish the Underwriter with copies of all prospectuses, financial statements, and other documents which the Underwriter reasonably requests for use in connection with the distribution of the Policies.

         5. The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act, and is a member in good standing of the NASD, and -- to the extent necessary to offer the Policies - shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules of Fair Practice, and applicable federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Underwriter agrees that it shall be fully responsible for:

            (a) ensuring that no person shall offer or sell the Policies on its behalf until such person is duly registered as a representative of the Underwriter; duly licensed and appointed by the Insurance Company; and appropriately licensed, registered, or otherwise qualified to offer and sell such Policies under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which the Insurance Company is licensed to sell the Policies, and in which such persons shall offer or sell the Policies; and

            (b) training, supervising, and controlling of all such persons for purposes of complying on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities law requirements applicable in connection with the offering and sale of the Policies. In this connection, the Underwriter shall:

                   (1) conduct such training (including the preparation and utilization of training materials) as in the opinion of the Underwriter is necessary to accomplish the purposes of this Agreement;

                   (2) establish and implement reasonable written procedures for supervision of sales practices of agents, representatives, or brokers selling the Policies; and

                   (3) take reasonable steps to ensure that its associated persons shall not make recommendations to an applicant to purchase a Policy, and shall not sell a Policy, in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for such applicant.

         6. Notwithstanding anything in this Agreement to the contrary, the Underwriter is hereby authorized to enter into sales agreements with other independent broker-dealers for the sale of the Policies. All such sales agreements entered into by the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the NASD Rules of Fair Practice and applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Policies shall be duly and appropriately licensed or appointed by the Insurance Company for the sale of the Policies under the insurance laws of the applicable states or jurisdictions in which such persons shall offer or sell the Policies.

         7. The Insurance Company shall apply for the proper insurance licenses in the appropriate states or jurisdictions for persons associated with the Underwriter; or with other independent broker-dealers which have entered into agreements with the Underwriter for the sale of the Policies and are designated to sell the Policies, provided that the Insurance Company reserves the right to refuse to appoint any proposed associated person as an agent or broker, and to terminate an agent or broker once appointed.

         8. The Insurance Company and the Underwriter shall cause to be maintained and preserved for the periods prescribed such account, books, and other documents as are required of them by the Investment Company Act, the 1934 Act, and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Account, and the Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The Insurance Company shall maintain such books and records of the Underwriter pertaining to the sale of the Policies and required by the 1934 Act as may be mutually agreed upon from time to time by the Insurance Company and the Underwriter; provided that such books and records shall be the property of the Underwriter, and shall at all times be subject to such reasonable periodic, special, or other examination by the SEC and all other regulatory bodies having jurisdiction. The Insurance Company shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by the Insurance Company. The Underwriter shall cause the Insurance Company to be furnished with such reports as the Insurance Company may reasonably request for the purpose of meeting its reporting and recordkeeping obligations under the insurance laws of the State of New York and any other states or jurisdictions.

         9. The Underwriter shall have the responsibility for paying (i) all commissions or other fees to associated persons of the Underwriter which are due for the sale of the

Policies and (ii) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements between the Underwriter and such broker-dealers. Notwithstanding the preceding sentence, no associated person or broker-dealer shall have an interest in any deductions or other fees payable to the Underwriter as set forth herein.

         10. For furnishing the services, materials and supplies, required by the terms of this Agreement, the Underwriter shall receive the compensation specified in Exhibit A for the policies listed in Exhibit A.

         11. The Insurance Company agrees to indemnify the Underwriter for any losses incurred as a result of any action taken or omitted by the Underwriter, or any of its officers, agents, or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

         12. The Insurance Company undertakes to guarantee the performance of all of Underwriter's obligations imposed by Section 27(f) of the Investment Company Act, as amended, and Rule 27d-2 adopted by the SEC, to make refunds of the premiums or charges to owners of Policies required by Section 27(f) or the conditions of any exemptions therefrom.

         13. (a) This Agreement may be terminated by either party hereto upon 60 day's written notice to the other party.

            (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

            (c) This Agreement may be terminated at any time upon the mutual written consent of the parties thereto.

            (d) The Underwriter shall not assign or delegate its responsibilities under this Agreement without the written consent of the Insurance Company.

            (e) Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligation to settle accounts hereunder, including payments (or premiums or contributions) subsequently received for Policies in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to termination.

         14. This Agreement shall be subject to the provisions of the Investment Company Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the SEC may grant, and the terms hereof shall be interpreted and construed in

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accordance therewith. Without limiting the generality of the foregoing, the term
"assigned" shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act.

            The Underwriter shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

         15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         16. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

                                       WALNUT STREET, INC.

Attest:

/s/ Maureen M. Sheehan                 By: /s/ Richard J. Miller
--------------------------                 -----------------------------
    Maureen M. Sheehan,                    Richard J. Miller,
    Assistant Secretary                    President and Chief Executive
                                           Officer

Attest:                                SECURITY EQUITY LIFE INSURANCE
                                       COMPANY

/s/ Christopher A. Martin              By: /s/ William C. Thater
    -------------------------------        -----------------------------
    Christopher A. Martin,                 William C. Thater,
    Secretary and General Counsel          President

                                    Exhibit A

Registered Products

Flexible Premium Variable Life Insurance Contract

Product name: Large Case Life II

Contract/ Riders
Large Case Life II

                                Contract Year
Issue Ages           1               2-10             11-15            16+
----------         -----             ----             -----           ----
  20 - 51          28.00%            8.00%            6.00%           2.00%
  52 - 59          28.00%            6.33%            4.00%           2.00%
  60 - 67          28.00%            4.66%            4.00%           2.00%
  68 - 80          19.00%            4.00%            4.00%           2.00%
  81 - 85          13.00%            4.00%            4.00%           2.00%

Joint & Last
Survivor Rider

Issue Ages          1               2-10             11-15            16+
----------        -----             ----             -----           ----
 20 - 51          28.00%            8.00%            6.00%           2.00%
 52 - 59          28.00%            6.33%            4.00%           2.00%
 60 - 67          28.00%            4.66%            4.00%           2.00%
 68 - 80          19.00%            4.00%            4.00%           2.00%
 81 - 85          13.00%            4.00%            4.00%           2.00%

Supplemental Term
Insurance Rider 0% commission all years

Joint & Last Survivor
Supplemental Term
Insurance Rider 0% commission all years

In the event, the contract is issued with only $10,000 Large Case Life II coverage, the compensation will be 0%.

                                       A-1

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                              Exhibit A (continued)

Flexible Premium Variable Life Insurance Contract

Product Name: Large Case Life II- R

For all premiums paid up to the target premium (defined as five percent (5%) of the Guideline Annual Premium), the following commission schedule is applicable:

                Contract Year
Issue Ages           1               2-10             11-15            16+
----------         -----             ----             -----           ----
 20 - 51           28.00%            8.00%            6.00%           2.00%
 52 - 59           28.00%            6.33%            4.00%           2.00%
 60 - 67           28.00%            4.66%            4.00%           2.00%
 68 - 80           19.00%            4.00%            4.00%           2.00%
 81 - 85           13.00%            4.00%            4.00%           2.00%

For all premiums paid in excess of the target premium and up to the seven pay premium, the following commission schedule is applicable:

                Contract Year
Issue Ages           1               2-10              11+
----------         -----             ----             ----
  20 - 51          14.00%            5.50%            2.00%
  52 - 59          14.00%            5.50%            2.00%
  60 - 67          14.00%            4.66%            2.00%
  68 - 80          14.00%            4.00%            2.00%
  81 - 85          13.00%            4.00%            2.00%

For all premiums paid in excess of the seven pay premiums, the following commission schedule is applicable.

               Contract Year
Issue Ages           1                2+
----------         ----              ----
 20 - 51           2.50%             0.00%
 52 - 59           2.50%             0.00%
 60 - 67           2.50%             0.00%
 68 - 80           2.50%             0.00%
 81 - 85           2.50%             0.00%

                                       A-2

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                              Exhibit A (continued)

Non Registered Products

Group Flexible Premium Variable Life Insurance Contracts

Product Name: Large Case Life I- Group

Fee Only Planners- 0% Compensation

Agent Distribution - 2% Compensation on premiums paid in all certificate years

Money Manager Distribution- Percentage of Aggregate Premium

                              4% of the first $.5 million
                              3.5% of the next $1.5 million
                              3% of the next $15 million
                              2% of the next $30 million
                              1.5% of the next $53 million

Flexible Premium Variable Life Insurance Contract

Product Name: Large Case Life I

The maximum allowable commission payable on this product is:

                   10% on all premium payments; and
                  .35% asset bonus compensation based on the average assets
                       of the insurance contract, payable at the end of the second year

                                       A-3